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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
National Waterworks Holdings, Inc.

We consent to the use of our report dated March 28, 2005, with respect to the consolidated balance sheets of National Waterworks Holdings, Inc. (Successor) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and the period of November 22, 2002 through December 31, 2002 and the consolidated statements of operations, stockholder's equity and cash flows of U.S. Filter Distribution Group, Inc. (Predecessor) and subsidiary for the period of January 1, 2002 through November 21, 2002 included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report covering the Predecessor financial statements refers to a change in the method of accounting for goodwill in 2002.


                                    /s/  KPMG LLP


St. Louis, Missouri
June 7, 2005